                                                                    Exhibit 10.2

Confidential Treatment. The portions of this exhibit that have been replaced with "[*****]" have been filed separately with the Securities and Exchange Commission and are the subject of an application for confidential treatment.

                            TISSUE RECOVERY AGREEMENT

      THIS TISSUE RECOVERY AGREEMENT (this "Agreement"), effective on this 15th day of April, 1999, is by and between Regeneration Technologies, Inc., a Florida corporation having its principal place of business at 1 Innovation Drive, Alachua, Florida ("RTI"), and the University of Florida Tissue Bank, Inc., a Florida not-for-profit corporation having its principal place of business at 2 Innovation Drive, Alachua, Florida ("UFTB").

                                   WITNESSETH

      WHEREAS, RTI and UFTB are parties to that certain agreement entitled, the "Tissue Recovery, Processing and Distribution Agreement" made and entered into by the parties on the 23rd of January, 1998, and the "Revised Agreement on Intercompany Service Billing and Inventory Ownership" made and entered into the 11th of January, 1999 (the "Previous Agreements") attached hereto as Composite Exhibit "A"; and

      WHEREAS, on the effective date of this Agreement the parties are also entering into the "Programs Transfer Agreement"; and

      WHEREAS, the parties wish to replace the Previous Agreements with both this Agreement and the Programs Transfer Agreement; and

      WHEREAS, the parties wish to have all other written agreements between the parties remain in full force and effect; and

      WHEREAS, RTI recovers and processes human donor tissue and distributes the resulting allograft tissue for implant surgeries throughout the world; and

      WHEREAS, RTI owns valuable proprietary and intellectual property rights and substantial technical expertise which it uses to produce allograft tissue; and

      WHEREAS, UFTB desires to recover and provide human tissue to RTI for producing allograft tissue and for conducting research, and both parties desire to cooperate to increase the amount of human tissue available for the production and


[CONFIDENTIAL]
distribution of allograft tissue by RTI internationally, nationally, and in UFTB's service area of Florida and Georgia.

      NOW, THEREFORE, in view of the representations made above and in consideration of the terms and conditions set forth below, the parties agree as follows:

                         ARTICLE I - General Obligations

      1.1 Upon the effective date of this Agreement and upon the simultaneous execution of the Programs Transfer Agreements, the Previous Agreements shall terminate.

      1.2 As consideration for RTI entering into this Agreement, for the term of this Agreement UFTB shall:

            a. supply the "Exclusive Tissues" set forth on Exhibit "B" attached hereto, solely to RTI;

            b. diligently endeavor to provide human donor tissues to RTI which meet or exceed RTI's requirements for quality control, quality assurance, and other specifications set forth in RTI's specifications schedule and standard operating procedures (the SOPs) as are currently in effect; RTI may modify the specifications schedule and SOPs only after ninety (90) days written notice to UFTB;

            c. supply the "Non-Exclusive Tissue" set forth on Exhibit B to RTI upon the following terms:.

                  (1) RTI shall have a right of first refusal on all Non-Exclusive Tissue.

                  (2) UFTB shall make such Non-Exclusive Tissue available to RTI under the best fee and payment terms that UFTB would offer to any third party. UFTB shall provide such terms and conditions in writing to RTI upon request by RTI. In the event that RTI requests any Non-Exclusive Tissue, RTI shall have fifteen (15) days from its receipt of such written fee and payment terms from UFTB to accept or reject such fee and payment terms.

                  (3) In the event that RTI rejects the offer of any tissue from UFTB by giving notice of such rejection in writing to UFTB, UFTB shall have the right to offer such tissue to a third party.

      1.3 On or about the effective date herein, UFTB shall provide RTI with a copy of UFTB's Donor related recovery and screening forms and the parties will work together to make form related changes as required by RTI.

      1.4 As consideration for UFTB entering into this Agreement with RTI, RTI shall:

            a. diligently endeavor to provide allograft tissue to hospitals in Florida and Georgia at levels of service and tissue safety, reasonably the same as that provided by UFTB as of the date of this Agreement. Such services shall include the hiring of sales/distribution staff and local distributors;

            b. not distribute or otherwise transfer any Exclusive Tissue received from UFTB, to any third party whose sole purpose is to distribute such transferred Exclusive Tissue or the allograft tissue resulting from such transferred Exclusive Tissue, without UFTB's express prior written approval; and

            c. for the ten (10) year term of this Agreement, accept and make payment for all Exclusive Tissue provided by UFTB, under the terms and conditions set forth hereunder.

            d. For the ten (10) year term of this Agreement, as additional consideration for UFTB's grant to RTI of a right of first refusal on all Non-Exclusive Tissue, RTI agrees that any and all wholly-owned subsidiaries of RTI, whether or not such subsidiary exists today or is to be formed or acquired in the future, shall guarantee the payment obligations of RTI as set forth in
Article 1.4(c) herein, and RTI shall cause such subsidiaries to execute any and all documents necessary to effect the intent of such agreement to guarantee such payment obligation; provided however, such guarantee by such subsidiary shall continue only during the time period that such subsidiary is wholly owned directly or indirectly by RTI, and nothing in this Agreement shall require such subsidiary to continue to provide such guarantee in the event that RTI no longer owns a majority of the stock in such subsidiary, or if such subsidiary is sold, or if the shares in such subsidiary are sold to the public through a public offering.

      1.5 In the event that RTI desires to receive any tissues which are not an Exclusive Tissue from UFTB, RTI shall use its best efforts to provide UFTB with thirty (30) days advance notice of such tissue need. Absent other arrangements made in advance by the parties, in the event that RTI desires to no longer receive any tissue previously accepted by RTI (other than the Exclusive Tissue), RTI shall provide UFTB with ninety (90) days advance written notice of RTI's intention to no longer receive such tissue.

      1.6 RTI shall assume custodianship from UFTB of the "Consignment Allograft" -- Exhibit 1.6 attached hereto, on a consignment basis. Within fifteen (15) days from the end of any calendar month in which any Consignment Allograft was distributed by RTI, RTI shall provide UFTB with a written accounting of such distributed Consignment Allograft indicating the amount invoiced to the customer for such distributed Consignment Allograft and the calculation for amount due to UFTB, along with a check for such amount due. The amount due UFTB by RTI shall be equal to the dollar amount invoiced to the customer by RTI, for the Consignment Allograft itself, less a [*****] commission to be retained by RTI. In the event that UFTB distributes any of the Consignment Allograft, as a commission to RTI, UFTB shall remit to RTI [*****] of the dollar amount UFTB has invoiced to any customer, for the Consignment Allograft itself. UFTB shall provide RTI with a written accounting of such distributed Consignment Allograft indicating the amount invoiced to the customer for such distributed Consignment Allograft and the calculation for amount due to RTI, along with a check for such amount due, within fifteen (15) days from the end of any calendar month in which any Consignment Allograft was distributed by UFTB.

      1.7 No later than ninety (90) days from the first anniversary of the effective date of this Agreement, and every anniversary thereafter for the term of this Agreement, the parties shall convene to discuss, in good faith, adjustments to the "Reimbursement Schedule" set forth on Exhibit B.


[CONFIDENTIAL]

                ARTICLE II - Acceptance and Rejection of Tissues

      2.1 RTI shall accept tissue from UFTB if such tissues meet or exceed the requirements set forth on the specifications schedule and the SOPs, and in the event that any tissues provided or expected to be provided to RTI by UFTB do not meet such requirements, as determined by RTI, UFTB shall have the right to make such tissues available to any third party.

      2.2 Exclusive Tissues shall be regularly provided to RTI as recovered by UFTB under this Agreement.

      2.3 Within thirty (30) days of RTI's rejection of any tissue supplied by UFTB due to a failure to meet the requirements set forth on the specifications schedule or the SOPs, RTI shall notify UFTB in writing of such rejection(s), and state the reason(s) for such rejection(s). RTI shall be responsible for the proper storage, tracking, handling, and disposition of any rejected tissues and the associated costs of such activities thereof

                         ARTICLE III - Fees and Payments

      3.1 Payment by RTI to UFTB for amounts due under this Agreement for recovery services shall be based upon the fees set forth in the Reimbursement Schedule, and such payment shall be made in accordance with this Article 3.1.

            a. For the period from April 16, l999 through July 3l, 1999, an accounting shall be provided to UFTB by RTI of all donors and donor tissue received from UFTB during the semi-monthly periods ending on the 15th day and the 1st day of each month. Such accounting shall list the recovery fee due to UFTB for the donors received (in total, the "Donor Fees"), computed as if all donors and donor tissue received from UFTB during the period had passed medical release. The accounting shall also list each donor or donor tissue which, during the same semi-monthly period, was medically rejected and, for each such medically rejected donor, the computed difference between the recovery fee for that donor as if medically accepted and the fee as medically rejected (in total, the "Rejection Credits"). Within ten (10) business days of the end of each of those semi-monthly periods, RTI shall pay UFTB the net amount of the Donor Fees less the Rejection Credits.

            b. For the period from August 1, 1999 through October 31, 1999, an accounting shall be provided to UFTB by RTI of all donors and donor tissue received from UFTB during the monthly periods ending on the last day of each month. Such accounting shall list the recovery fee due to UFTB for the donors received (in total, the "Donor Fees"), computed as if all donors and donor tissue received from UFTB during the period had passed medical release. The accounting shall also list each donor or donor tissue which, during the same monthly period, was medically rejected and, for each such medically rejected donor, the computed difference between the recovery fee for that donor as if medically accepted and the fee as medically rejected (in total, the "Rejection Credits"). By the 20th day following each of the three (3) monthly periods, RTI shall pay UFTB the net amount of the Donor Fees less the Rejection Credits.

            c. For each monthly period beginning November 1, 1999, an accounting shall be provided to UFTB by RTI, by the l5th day of the following month, of all donors and donor tissue received from UFTB during the preceding month, and of all donors and donor tissue passing medical release during that preceding month. Such accounting shall list the recovery fee due to UFTB for the donors medically released during the month (in total, the "Donor Fees"). Such accounting shall also list each donor or donor tissue which, during the monthly period, was medically rejected and which had been received by RTI prior to November 1, 1999, and for which RTI had already reimbursed a full recovery fee as if medically released. For each of these pre-November 1 donors which were subsequently medically rejected, the accounting shall list the computed difference between the recovery fee for that donor as if medically accepted and the fee as medically rejected (in total, the "Rejection Credits"). Within thirty (30) days of the end of each monthly period, RTI shall pay UFTB the net amount of the Donor Fees less the Rejection Credits.

            d. UFTB shall be responsible for and shall pay all shipping casts associated with providing donors or donor tissue to RTI under this Agreement.

            e. UFTB shall provide all documentation to RTI necessary to perform the master donor chart review, medical director sign-off. Both RTI and UFTB shall use their best efforts to obtain medical releases promptly.

            f. Payments due to either party under this Article III which are more than thirty (30) days past due shall bear interest at a rate equal to RTI's then current commercial lending rate.

      3.2. RTI shall pay a royalty to UFTB, for UFTB's remission to the University of Florida Department of Orthopedics (UFDO), pursuant to the agreement entitled, "Agreement Between University of Florida and University of Florida Orthopedic Tissue Bank, Inc.", made effective by and between UFTB and UFDO on the 22nd day of October 1996. RTI shall calculate such royalty payment to UFTB by multiplying the "Royalty Rate" by the "Qualifying Revenue". The Royalty Rate is derived from Table 3.2 below and the Qualifying Revenue is defined as "A" divided by "B" multiplied by "C" where:

            a. "A" equals the number of donors received by RTI from the "Existing Agencies" - Exhibit 3.2(a)-1 attached hereto, which RTI utilizes to produce the "Conventional Allograft" - Exhibit 3.2(a)-2 attached hereto;

            b. "B" equals the number of all donors utilized by RTI to produce Conventional Allograft;

            c. "C" equals the revenue (net of returns, allowances, discounts, shipping costs, and sales taxes) resulting from RTI's distribution of Conventional Allograft derived from all RTI donors; and

            d. the number of donors and the revenue amount used to calculate A, B, and C are derived from the calendar month for which such royalty is due.

            e. RTI shall keep for at least two years after the expiration or termination of this Agreement full and accurate books of accounts and records covering all distribution of the Conventional Allograft and the calculation of royalties paid to UFTB. RTI also shall permit UFTB or its authorized representative, upon reasonable notice during regular business hours, to conduct reasonable audits of RTI's books, records and inventories to verify the accuracy of royalties paid under this Article 3.2. If any such audit of RTI's books and records indicates a royalty underpayment to UFTB of at least five percent (5%) and $5,000, when compared to payments made and reports previously furnished to UFTB for the respective time period, RTI shall bear UFTB's direct cost of such audit. RTI shall pay UFTB any such unpaid amounts due UFTB, as disclosed by the audit, plus interest (at RTI's current commercial lending rate) and, if applicable, such direct audit costs, within ten (10) days of UFTB's written demand.

                                    Table 3.2

          Annual Qualifying Revenue Range*        Royalty Rate
          Up to $5,000,000                           [*****]
          $5,000,001-$6,000,000                      [*****]
          $6,000,001-$7,000,000                      [*****]
          $7,000,001 -$9,000,000                     [*****]
          Over $9,000,000                            [*****]

          * Each annual period being July 1 to June 30

            e. No later than fifteen (15) business days from the end of each calendar month for the term of this Agreement, RTI shall provide UFTB with an accounting of such royalties including a breakdown of Qualifying Revenue by each Existing Agency for such month along with a check for the appropriate dollar amount made payable to UFTB, or upon written request from UFTB, RTI will remit such royalty check and a copy of the accounting directly to the UFDO.

               ARTICLE IV - Technical and Professional Assistance

      4.1 The parties acknowledge that they each have certain technical knowledge and expertise and each party agrees to offer the other party reasonable technical and professional assistance which may be needed from time to time to enhance the quality and increase the quantity of tissues made available to RTI.


[CONFIDENTIAL]

      4.2 UFTB offers its staff for projects as requested by RTI on a case-by-case basis, based on the hourly rate of the gross salary and benefits, plus thirty (30%) percent, of the specific UFTB employee's wage assigned to the project, plus reasonable non-salaried expenses.

      4.3 In the event that an RTI "trainee" accompanies a UFTB employee, or other UFTB appointed person, on an Exclusive Tissue recovery for the purpose of Exclusive Tissue recovery training, RTI shall pay UFTB a fee of Two Hundred Fifty Dollars ($250) for each such recovery training occurrence within thirty
(30) days of receipt of invoice from UFTB.

                        ARTICLE V - Term and Termination

      5.1 The term of this Agreement shall be for a period of ten (10) years commencing with the effective date set forth above.

      5.2 This Agreement may be terminated early:

            a. by either party due to a material breach by the other party of any of its obligations or covenants herein, if the breaching party fails to remedy said breach within thirty (30) calendar days of receiving written notice from the non-breaching party of such breach; or

            b. by either party upon an adjudication of the other party as bankrupt or insolvent, or the admission in writing by such party of its inability to pay its debts as they mature; or an assignment by such other party for the benefit of its creditors; or such other party applying for or consenting to the appointment of a receiver, trustee or similar officer for its assets; or the appointment of such receiver, trustee or similar officer for such other party's assets without the application or consent of such party, if such appointment shall continue undischarged for a period of ninety (90) days.

            ARTICLE VI- Warranty. Indemnity and Other Representations

      6.1 Both parties represent and warrant that the rights granted herein do not violate any rights previously granted by either party to any third party.

      6.2 RTI warrants that:

            a. it is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            b. the execution, delivery and performance by RTI of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of RTI is necessary to authorize the execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

            c. it is not subject to nor obligated under its Articles of Incorporation or bylaws, any applicable law, rule or regulation of any governmental authority , or any agreement, instrument, license or permit or subject to any order, writ, injunction or degree, which would be breached or violated by its execution, delivery or performance of this agreement;

            d. its execution and delivery of this Agreement and the performance of its obligations hereunder, including the obligations of any payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which RTI is a party or by which it is bound; and

            e. there are no claims, actions, suits or other proceedings pending, or to the knowledge of RTI threatened which, if adversely determined, would adversely affect the ability of RTI to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

      6.3 UFTB warrants that:

            a. it is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            b. the execution, delivery and performance by UFTB of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of UFTB is necessary to authorize the execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

            c. it is not subject to nor obligated under its Articles of Incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit or subject to any order, writ, injunction or degree, which would be breached or violated by its execution, delivery or performance of this agreement;

            d. its execution and delivery of this Agreement and the performance of its obligations hereunder, including the obligations of any payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which UFTB is a party or by which it is bound; and

            e. there are no claims, actions, suits or other proceedings pending, or to the knowledge of UFTB threatened which, if adversely determined, would adversely affect the ability of UFTB to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

      6.4 Apart from any warranty expressly made in this Agreement, neither party hereto makes any representations and extends no warranties of any kind, either express or implied. Nothing in this Agreement shall be construed as an obligation to furnish any other information, except as specifically provided herein, or a warranty or representation by RTI that it will not procure any tissues from other sources.

      6.5 UFTB warrants to RTI that all tissues are screened according to local, state, federal regulations in force at the time of recovery.

      6.6 UFTB shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold RTI, RTI Affiliates (as hereinafter defined), or any of its assigns, harmless against all claims and expenses, including legal expenses and reasonable attorney fees, arising out of any other claims, proceeding, demand, expense, loss, and liability of any kind whatsoever including any breach of its obligations hereunder (collectively, "RTI Losses") resulting from the activities of UFTB under this Agreement, except where such RTI Losses result solely from RTI's negligence or willful misconduct. As used in this Agreement, "RTI Affiliates" shall mean RTI's directors, officers, agents and employees. Notwithstanding the above, RTI, at all times, reserves the right to retain counsel of its own, at its own expense, to defend RTI's interests. This Article
6.6 shall survive the termination of this Agreement.

      6.7 RTI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFTB, UFTB Affiliates (as hereinafter defined), or any of its assigns, harmless against all claims and expenses, including legal expenses and reasonable attorney fees, arising out of any other claims, proceeding, demand, expense, loss, and liability of any kind whatsoever including any breach of its obligations hereunder (collectively, "UFTB Losses") resulting from the activities of RTI under this Agreement, except where such UFTB Losses result from solely UFTB's negligence or willful misconduct. As used in this Agreement, "UFTB Affiliates" shall mean UFTB's directors, officers, agents and employees. Notwithstanding the above, UFTB at all times reserves the right to retain counsel of its own, at its own expense, to defend UFTB's interests. This Article 6.7 shall survive the termination of this Agreement.

      6.8 Each party warrants that it now maintains and will continue to maintain liability insurance coverage in an amount of two million dollars ($2,000,000) for UFTB, and five million dollars ($5,000,000) for RTI, per occurrence and that such insurance coverage lists the other party as an additional insured. Each party shall provide the other party with at least thirty (30) days written notice of any change or cancellation of such insurance coverage.

                             ARTICLE VII- Assignment

      7.1 This Agreement has been entered into by RTI and UFTB in reliance upon the particular qualifications of each party and is personal to each party.

            a. Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by UFTB or RTI without the express prior written approval of the other party; provided however, RTI may assign this Agreement, upon the prior written consent of UFTB, to a third party provided that (i) such third party provides reasonably satisfactory evidence that the third party is of equal or better financial condition than RTI and (ii) such third party agrees to provide such assurances and agrees to execute such agreements to meet the obligations of RTI under this Agreement. UFTB shall not unreasonably withhold its consent to any such assignment.

            b. In the event that RTI desires to assign this Agreement, UFTB shall provide RTI with written notice of its intention to accept or reject such assignment within fifteen (15) business days of UFTB's receipt from RTI of such submitted evidence regarding the third party. In the event that RTI does not receive such written notice of intention from UFTB within such fifteen (15) day time period, UFTB shall be deemed to have consented to such assignment. In the event that UFTB withholds consent to such assignment, UFTB shall within such fifteen (15) day time period, provide RTI, in writing, with the reasonable reasons for withholding of such consent.

            c. For purposes of this Agreement any change in control of RTI shall be deemed an assignment of this contract by RTI. Change in control shall mean the change in ownership of a majority of the outstanding shares of common stock.

                          ARTICLE VIII - Miscellaneous

      8.1 A waiver of any specific breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

      8.2 The right of either party to terminate under the provisions of this Agreement shall not be an exclusive remedy, and either party shall be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement.

      8.3 Nothing herein shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto.

      8.4 This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof, and supercedes the Previous Agreements and all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof. Neither party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or as subsequently set forth in a written document signed by both parties. Each party expressly waives any implied right or obligation regarding the subject matter hereof. All other written agreements between the parties shall remain in full force and effect.

      8.5 This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida and the parties agree that: (a) they are subject to the jurisdiction of the state and Federal courts located within the state of Florida; (b) the exclusive venue for actions related to this Agreement shall be the Circuit Court for Alachua County, Florida or the United States District Court having jurisdiction over Alachua County, Florida; and (c) in any action brought to enforce or interpret the rights or obligations relating to this Agreement, the prevailing party in such action shall be entitled to an award of it's reasonable attorneys' fees and costs, including pre-suit and appellate attorneys' fees and costs, from the non-prevailing party.

      8.6 This Agreement may be amended only by a written document signed by authorized representatives of both parties.

      8.7 Each party hereto agrees to execute, acknowledge and deliver all such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns.

      8.8 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.9 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement is held unenforceable or in conflict with the law affecting consideration to either party, the parties agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the parties as expressed in this Agreement.

      8.10 Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the non-performing or delayed party including, but not limited to, acts of God, acts of government, year 2000 related occurrences, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods, provided the non-performing or delayed party provides to the other party written notice of the existence and the reason for such nonperformance or delay. The nonperformance or delay by either party in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement with such notice given in writing by one party to the other.

      8.11 Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party by the other party shall be in writing and delivered or sent to:

      RTI: Jamie M. Grooms, Chief Executive Officer Regeneration Technologies, Inc.
                               1 Innovation Drive
                               Alachua, FL 32615

      UFTB: Nancy R. Holland, Chief Executive Officer University of Florida Tissue Bank, Inc.
                               1 Innovation Drive
                               Alachua, FL 32615
                               With copy to: Susan Collingwood
                               Office of General Counsel
                               University of Florida

      8.12 Each party may change its address for purposes of this Agreement written notice to the other party. All notices or other communications shall be deemed duly served and given on the date when personally delivered to the party to whom it is directed, when sent by FedEx or other reasonably similar courier, or when deposited in the United States mail, first class, postage prepaid, and addressed to the party at the address in Article 8.11 herein.

       8.13 Absent express, prior written permission by the disclosing party to the receiving party, the parties to this Agreement, their officers, directors, employees and agents, shall strictly maintain the confidentiality of, and shall not disclose to any third party, the personal data of donors, any processes, patent applications, technical, financial and business information, general or otherwise, and any other information normally treated as confidential by the disclosing party. The parties to this Agreement shall use their best efforts to assure that all of their employees and agents maintain such confidentiality. This Article 8.13 shall survive the termination of this Agreement.

      8.14 This Agreement shall be executed by each party in duplicate originals, each of which shall be deemed an original, but both originals together shall constitute only one and the same instrument.

                       (Signatures on the following page)

      IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the signature page hereof.

Regeneration Technologies, Inc.

By: /s/ James M. Grooms
   --------------------------------
Title: President & CEO
      -----------------------------
Date: 7/16/99
     ------------------------------


University of Florida Tissue Bank, Inc.


By: /s/ Nancy Holland
   --------------------------------
Title: President and CEO
      -----------------------------
Date: 7/13/99
     ------------------------------

Attachments:

o     Composite Exhibit A

o "Exclusive Tissue", "Non-Exclusive Tissues", "Reimbursement Schedule" --Exhibit B

o     "Consignment Allograft" -- Exhibit 1.6

o     "Existing Agencies"-- Exhibit 3.2(a)-1

o     "Conventional Allograft"-- Exhibit 3.2(a)-2


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                      "Existing Agencies"- Exhibit 3.2(a)-1

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[CONFIDENTIAL]